UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under §240.14a-12

SJW GROUP
(Name of Registrant as Specified In Its Charter)

CALIFORNIA WATER SERVICE GROUP
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

This filing contains the following documents related to California Water Service Group’s (“California Water”) all-cash proposal to acquire SJW Group:

•                  a letter from Carl Wood to Michael Picker, President of the California Public Utilities Commission, dated May 14, 2018; and

•                  a letter from Mayor Sam Liccardo to Michael Picker, President of the California Public Utilities Commission, and the Commissioners of the California Public Utilities Commission, dated May 21, 2018.

Forward-Looking Statements

This filing and the following documents contain forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”). The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about California Water, the water utility industry and general economic conditions. Such words as would, expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause a result different than expected or anticipated include, but are not limited to: the failure to consummate the proposed transaction with SJW upon the terms set forth in California Water’s Acquisition Proposal; governmental and regulatory commissions’ decisions; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief; changes in environmental compliance and water quality requirements; electric power interruptions; changes in customer water use patterns and the effects of conservation; the impact of weather and climate on water availability, water sales and operating results; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; labor relations matters as we negotiate with the unions; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as our Annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission. California Water assumes no obligation to provide public updates of forward-looking statements except to the extent required by law.

Important Additional Information

On May 15, 2018, California Water filed a preliminary proxy statement with the Securities and Exchange Commission (the “Preliminary Proxy Statement”) to solicit proxies in opposition to resolutions related to the pending merger between SJW Group and Connecticut Water Group. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT, THE DEFINITIVE PROXY STATEMENT TO BE FILED BY CALIFORNIA WATER (WHEN IT IS AVAILABLE), AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. All such documents, if filed, would be available free of charge at the Securities and Exchange Commission’s website (www.sec.gov) or by directing a request to Innisfree M&A Incorporated at (888) 750-5834 (banks and brokers call collect at (212) 750-5833).

Participants in the Solicitation

California Water, its directors and certain of its officers and employees may be deemed to be participants in any solicitation of SJW Group stockholders in connection with the proposed transaction between California Water and SJW Group. Information about such participants, and a description of their direct or indirect interests, by security holdings or otherwise, is included in the Preliminary Proxy Statement.

**************************************************************

May 14, 2018

President Michael Picker

California Public Utilities Commission

505 Van Ness Ave.

San Francisco, CA 94102

Proposed merger of San Jose Water and Connecticut Water

Dear President Picker:

I am writing you regarding the proposed merger between San Jose Water and Connecticut Water which was announced publicly, but is not expected to come before the CPUC for its approval.  I understand that California Water Service Company (Cal Water) is also interested in merging with San Jose Water, and that if this were to occur instead of the merger with Connecticut Water, the matter would be presented to the CPUC for review and approval.

For the past 20 years, I have extensively observed and interacted with California Water Service Company, as a National Representative for the Utility Workers Union of America and as a state utility regulator (California Public Utilities Commissioner, 1999-2004).  In my experience, Cal Water has long been both a responsible water utility company and an outstanding union employer.

As California’s largest investor-owned water company, Cal Water has demonstrated its dedication to providing safe, reliable and affordable drinking water service to its customers in rural and urban districts from Chico to Los Angeles County.  An integral part of this commitment to good service has been the excellent relationship that the company has for decades maintained with the unions representing its physical, clerical and technical employees.

Prior to my retirement in 2017, I worked with the California Water Utility Council (CWUC), the union representing some 600 Cal Water employees, in contract negotiations and administration, as well as other matters.  While the company and the union did not always see eye-to-eye on every issue, the relationship was always characterized by mutual respect and a shared dedication to providing excellent service to their customers and communities.

I have seen how open lines of communication between employees and managers at every level result in outcomes that benefit the communities they serve, in normal times and during crises like the statewide drought during the past several years.

It is my understanding that Cal Water is proposing to buy and merge with San Jose Water Company, another large California water utility.  I have also represented employees at that company, which has generally experienced good labor relations.  If this merger is successful, I believe the outcome would be good for the combined company’s employees, its customers and the communities that it serves.

Sincerely,

/s/ Carl Wood

Carl Wood

Cc: Commissioner Carla J. Peterman

Commissioner Liane Randolph

Commissioner Martha Guzman Aceves

Commissioner Clifford Rechtschaffen

Martin A. Kropelnicki, President and CEO, CWSC

Aaron Gieg, President, California Water Utility Council

May 21, 2018

The Honorable Commissioners

California Public Utilities Commission

505 Van Ness Avenue

San Francisco, CA 94102

RE: Request for Commission Review of the Proposed San José Water Company – Connecticut Water Service Company Merger

Dear President Picker and Commissioners,

As the Mayor of San José, America’s l0th largest city, I have concerns about the proposed “merger of equals” between San José Water Group (SJW Group)—the holding company for San José Water Company (SJWC), which serves nearly 80 percent of San José’s residents and businesses, along with many of our neighboring cities—and Connecticut Water Service Company.

Specifically, I express concerns about potential harms to San José’s one million residents, and I request that you require that SJWC and SJW Group file an application for the merger to be reviewed by the California Public Utilities Commission (“Commission”). I seek the Commission’s determination of whether this merger serves the public interest prior to allowing the merger to proceed. The Commission might do so by issuing an Order to Show Cause to require SJWC and SJW Group to demonstrate why the Commission should not review the merger, and impose any sanctions for SJW Group’s failure to timely file an application seeking the Commission’s review and approval.

Recent history provides ample basis for my concerns about SJWC’s rate practices and service levels. We have heard from hundreds of residents and ratepayers who have objected to the steep rate increases from which SJWC has benefitted, including controversial methodology for imposing drought surcharges. Last year, a local advocacy group identified at least $1.8 million in overcharges, which SJWC eventually admitted that it had improperly imposed on ratepayers. We have reason to believe that the Commission has ample basis to investigate tariff billing issues, and the size of refund due to SJWC’s ratepayers.

As a ratepayer itself, the City of San José has formally joined General Rate Case as a party, both to protect our interests as a ratepayer, as well as those of our residents and businesses. This only came about after filing multiple letters to the Commission to ask for increased scrutiny to the company’s “Cost of Capital” and General Rate Case applications. We have hosted public participation hearings in City Hall on these issues, including one later this month. Our City Council has also endorsed Senate Bill 959 (Beall), which would require the Commission to post water utilities’ Advice Letters online for public review when considering a rate change petition, an obvious response by our local Senator to years of frustration experienced by local ratepayers.

We appreciate that SJWC’s executives and equity owners may have strong financial incentives to consummate this merger. SJWC’s customers, however, deserve assurance that the proposed merger with a company 3,000 miles away will provide verifiable benefits to the more than 200,000 families and businesses served by SJWC. Only with the Commission’s leadership and objective inquiry can we have assurance that our communities will benefit from the proposed merger, so I respectfully request that the Commission exert its jurisdiction over the matter.

Please do not hesitate to call me at [***] if you have any questions, or if I can provide you with any information.

Sincerely,

Sam Liccardo

Mayor

City of San José

Cc:	Mary-Lynne Bernald, Mayor of Saratoga
Rob Rennie, Mayor of Los Gatos
Paul Resnikoff, Mayor of Campbell
Burton Craig, Mayor of Monte Sereno
Darcy Paul, Mayor of Cupertino
Alice Stebbins, Executive Director of California Public Utilities Commission